Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2015 FIRST QUARTER RESULTS

Delivers Highest Ever Quarterly Consolidated Revenue of $608.6 Million;

Solid Execution Drives Growth in Profitability and Cash Flow;

Board of Directors Declares Quarterly Cash Dividend of $0.30 Per Share

BELLEVUE, Wash.—May 7, 2015—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the first quarter ended March 31, 2015.

“Outerwall’s strong performance this quarter was the result of continued execution of our strategy of optimizing our core Redbox and Coinstar businesses, scaling ecoATM and improving operational efficiencies across the company,” said Nora M. Denzel, Outerwall’s interim chief executive officer. “We are leveraging our market-leading brands to drive profitability and deliver value for shareholders, partners and customers.”

	2015	2014	Change
	First Quarter	First Quarter	%
GAAP Results
• Consolidated revenue	$608.6 million	$597.8 million	1.8%
• Income from continuing operations	$42.2 million	$27.6 million	52.7%
• Net income	$35.6 million	$23.2 million	53.6%
• Diluted EPS from continuing operations per common share*	$2.23	$1.09	104.6%
• Net cash provided by operating activities	$106.1 million	$94.6 million	12.1%
Core Results**
• Core adjusted EBITDA from continuing operations	$147.9 million	$121.5 million	21.7%
• Core diluted EPS from continuing operations*	$2.87	$1.42	102.1%
• Free cash flow	$85.4 million	$67.6 million	26.2%

*	Beginning in the first quarter of 2015, the company applied the two-class method of calculating earnings per share for its GAAP results because the impact of unvested restricted shares as a percentage of total common shares outstanding became more dilutive given the level of stock repurchases over the prior year. Core diluted EPS from continuing operations continues to be reported under the treasury stock method.
**	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

Highlights from the first quarter 2015 include:

•	Reported consolidated revenue of $608.6 million, the highest quarter in the company’s history

•	Delivered 21.7% growth in core adjusted EBITDA from continuing operations to $147.9 million, reflecting continued expense management across the company, including 3.4% lower direct operating expense and 7.7% lower G&A expense

•	Increased core diluted earnings per share from continuing operations 102.1% to $2.87

•	Redbox generated its highest quarterly revenue in company history and delivered solid margin expansion, primarily driven by the price increase in December 2014

•	Signed a new two-year content agreement with Warner Bros.

•	Continued investing in growth by scaling ecoATM, installing approximately 250 kiosks in the quarter

•	Generated free cash flow of $85.4 million, an increase of 26.2% year-over-year

•	Repurchased 617,195 shares for $40.7 million and paid the company’s first quarterly dividend of $0.30 per share

“Our strong financial results demonstrate continued solid execution and operational excellence across the company,” said Galen C. Smith, chief financial officer of Outerwall. “Our performance reaffirms our ability to generate strong profitability and free cash flow while simultaneously investing in the future of our business.

“We have maintained a disciplined approach to capital allocation and remain focused on returning capital to shareholders,” said Smith. “Our board of directors has declared the company’s second cash dividend payment of $0.30 per share. Also during the quarter, the board increased our share repurchase authorization by $250 million and we repurchased approximately $41 million of our common shares, leaving us with more than $373 million remaining under our current authorization, demonstrating our continued confidence in Outerwall’s long-term prospects and future cash flow.”

Outerwall also announced that Maria Stipp resigned as the president of ecoATM effective as of May 29, 2015, to take a chief executive officer role at another consumer company. The company expects to name an interim leader in the near future.

CHANGES IN REPORTING IN THE FIRST QUARTER OF 2015

During the first quarter of 2015, the company added ecoATM, its electronic device recycling business, as a separate reportable segment. Previously, the results of ecoATM along with those of other self-service concepts were included in the New Ventures segment. The combined results of the other self-service concepts are now included in the All Other category but are not presented as a separate reportable segment.

The results of the company’s Redbox Canada operations, which were discontinued during the first quarter of 2015, are presented as discontinued operations in the company’s consolidated financial statements and are no longer included in Redbox segment operating results. All prior periods have been recast to exclude Redbox Canada.

CONSOLIDATED RESULTS

Consolidated revenue for the first quarter of 2015 was a record for the company, increasing $10.9 million, or 1.8%, to $608.6 million compared with $597.8 million for the first quarter of 2014. The year-over-year revenue growth was primarily due to higher revenue from Redbox driven primarily by the price increase in December 2014, and an increase in revenue from ecoATM.

Operating income for the first quarter of 2015 was $82.5 million and the operating margin was 13.6% compared with operating income of $62.7 million and operating margin of 10.5% in the first quarter of 2014. The year-over-year increase in operating margin primarily reflects the higher consolidated revenue and lower direct operating expense resulting from lower product costs in the Redbox segment and a decrease in general and administrative expenses driven by ongoing cost reduction initiatives across the company. Both operating income and operating margin in the first quarter of 2015 were negatively impacted by $15.9 million in restructuring and lease termination costs from the early termination of operating leases for certain floors at Redbox headquarters and severance expense.

Income from continuing operations for the first quarter of 2015 was $42.2 million, or $2.23 of diluted earnings from continuing operations per common share, compared with $27.6 million, or $1.09 of diluted earnings from continuing operations per common share, in the first quarter of 2014.

Core adjusted EBITDA from continuing operations for the first quarter of 2015 was $147.9 million, compared with $121.5 million in the first quarter of 2014. The year-over-year increase was primarily due to higher Redbox segment operating income and lower losses from equity method investments as a result of Redbox’s withdrawal from the Redbox Instant by Verizon joint venture during the fourth quarter of 2014.

Core diluted earnings per share from continuing operations for the first quarter of 2015 were $2.87, an increase of 102.1% compared with $1.42 per diluted share in the first quarter of 2014. The increase was primarily attributable to the results of operations described above, a 25.4% reduction in the number of weighted average shares used in the diluted per share calculations due primarily to stock repurchases, and $0.59 of non-core adjustments, net of tax, in the first quarter of 2015 compared with $0.31 in the first quarter of 2014.

Net cash provided by operating activities in the first quarter of 2015 was $106.1 million, compared with $94.6 million in the first quarter of 2014. The $11.5 million increase was primarily due to the increase in operating income.

Cash capital expenditures for the first quarter of 2015 were $20.7 million compared with $26.9 million in the first quarter of 2014, with the decrease primarily related to lower capital expenditures in the company’s Redbox and Coinstar segments.

Free cash flow for the first quarter of 2015 was $85.4 million, compared with $67.6 million in the first quarter of 2014, primarily driven by higher net operating cash flow and lower capital expenditures.

SEGMENT RESULTS

Redbox

The results of the company’s Redbox Canada operations, which were discontinued during the first quarter of 2015, are presented as discontinued operations in the company’s consolidated financial statements and are no longer included in Redbox segment operating results. All prior periods have been recast to exclude Redbox Canada from Redbox segment results.

Redbox segment revenue increased $6.5 million, or 1.3%, to $519.5 million in the first quarter of 2015, a new quarterly record, from $513.0 million in the first quarter of 2014, primarily due to the price increase in December 2014 and strong seasonality in the first quarter of 2015.

Redbox generated approximately 173.0 million rentals in the first quarter of 2015, compared with 198.8 million rentals in the first quarter of 2014, as rentals were negatively impacted by a weaker content slate, lower demand from price-sensitive customers and ongoing secular decline in the physical rental market.

Net revenue per rental was $3.00, an increase of $0.42, or 16.3%, from the first quarter of 2014. The increase in net revenue per rental was primarily the result of the price increase partially offset by the expected increase in single night rental activity as a result of the price increase.

Redbox segment operating income in the first quarter of 2015 was $122.9 million, an increase of 16.2% compared with the first quarter of 2014. Segment operating margin was 23.6%, an increase of 300 basis points from the first quarter of 2014, despite the impact of the $15.2 million in restructuring and lease termination costs recognized in the first quarter of 2015, primarily due to lower direct operating expenses related to lower content costs and a decline in general and administrative expenses as a result of ongoing cost reduction initiatives.

Coinstar

Coinstar segment revenue was $69.3 million, an increase of $0.6 million, or 0.8%, compared with $68.8 million in the first quarter of 2014, primarily due to growth in the number of Coinstar Exchange kiosks and transactions partially offset by a decrease in Coinstar revenue in the U.S. due to a reduction in coin volume.

The impact of the increased coin voucher product transaction fee from 8.9% to 9.9% implemented in the U.K. in August 2014 was largely offset by the unfavorable exchange rate impact on U.K. revenue due to the recent strengthening of the U.S. dollar versus the British pound.

The average Coinstar transaction size continued to increase while the number of transactions has declined. The decline in transactions is the result of larger pours and less frequent visits and a slight decrease in the U.S. kiosk base year-over-year as a result of continued optimization efforts.

Coinstar segment operating income was $22.5 million compared with $22.7 million in the first quarter of 2014, and Coinstar segment operating margin was 32.5% compared with 33.1% in the first quarter of 2014.

ecoATM

During the first quarter of 2015, the company added ecoATM as a separate reportable segment. All goodwill previously allocated to the New Ventures segment has been allocated to the ecoATM segment.

ecoATM segment revenue was $19.7 million in the first quarter of 2015, an increase of $3.8 million compared with the first quarter of 2014 primarily due to the increase in the installed kiosk base and continued ramping of kiosks deployed in 2014. The company installed approximately 250 kiosks in the quarter and ended the quarter with approximately 2,140 kiosks installed.

The key revenue drivers for the segment are identified as devices collected per kiosk per day, the percentage of those devices that are value devices and the average selling price the business receives when reselling the devices. The collection of value devices on a per kiosk basis in the first quarter of 2015 was lower than in the first quarter of 2014 as a result of lower transactions at the kiosks due to a decline in retail foot traffic at ecoATM locations and expanded alternative recycling options such as carrier promotions. These factors also impacted the mix of value devices collected and was the primary reason for the decline in the average selling price of value devices in the first quarter of 2015 compared with the first quarter of 2014.

The segment operating loss in the first quarter of 2015 was $8.3 million compared with $5.3 million in the first quarter of 2014, due to an increase in direct operating expenses, including the costs associated with the acquisition, transportation and processing of electronic devices, as well as the costs of servicing the kiosks and payments to the retailers for use of their space. As ecoATM continues to expand its installed base and previously installed kiosks continue to ramp, ecoATM expects its direct operating expenses to increase in total but to decline as a percentage of revenue.

CAPITAL ALLOCATION

On May 5, the company’s board of directors declared a quarterly cash dividend of $0.30 per share expected to be paid on June 23, 2015, to all stockholders of record as of the close of business on June 9, 2015.

On February 3, 2015, the board of directors approved an additional stock repurchase authorization of up to $250.0 million of its common stock plus the cash proceeds received from the exercise of stock options by the company’s directors and employees. During the first quarter of 2015, the company repurchased 617,195 shares of common stock at an average price of $65.96 per share for approximately $40.7 million. As of March 31, 2015, there was approximately $373.3 million remaining under the company’s stock repurchase authorization.

The company’s net leverage ratio1 was 1.62x at March 31, 2015.

[1]	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

2015 ANNUAL GUIDANCE

Outerwall’s 2015 annual guidance reflects the company’s first quarter results and current outlook on the remainder of the year. The following table presents the company’s updated full-year 2015 guidance:

2015 FULL-YEAR GUIDANCE

As of
Dollars in millions, except per share data	May 7, 2015
Consolidated results
Revenue	$2,294 — $2,419
Core adjusted EBITDA from continuing operations(1)	$472 — $514
Core diluted EPS from continuing operations(1)(2)	$7.49 — $8.49
Free cash flow(1)	$215 — $255
Weighted average diluted shares outstanding(2)	18.0 — 18.1
Core effective tax rate	36.5% — 38.5%
Segment revenue
Redbox	$1,850 — $1,955
Coinstar	$313 — $318
ecoATM	$131 — $146
Capital expenditures
Redbox	$15 — $20
Coinstar	$16 — $20
ecoATM	$31 — $40
Corporate	$31 — $38

Total CAPEX	$93 — $118

Net kiosk installations
Redbox	(1,000) — (1,900)
Coinstar	0 — (100)
ecoATM	600 — 1,000

[1]	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results
[2]	Excludes the impact of any potential share repurchases for the remainder of 2015

ADDITIONAL INFORMATION

Additional information regarding the company’s 2015 first quarter operating and financial results and guidance are included in the company’s prepared remarks. These items, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com.

CONFERENCE CALL

The company will host a conference call today at 2:30 p.m. PDT (5:30 p.m. EDT) to discuss first quarter 2015 earnings results and an update to 2015 guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through May 21, 2015, at 1-855-859-2056 or 1-404-537-3406, conference ID 16684484.

ABOUT OUTERWALL INC.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company delivers breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2015 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and SAMPLEit,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

# # #

(Consolidated Financial Statements, Business Segment Information and Appendix A follow)

Investor Contact:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Media Contact:

Art Pettigrue

Senior Director, Communications

425-943-8576

art.pettigrue@outerwall.com

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	$608,636	$597,762
Expenses:
Direct operating(1)	405,184	419,642
Marketing	8,420	6,993
Research and development	2,084	3,474
General and administrative	48,556	52,608
Restructuring and lease termination costs	15,851	557
Depreciation and other	42,686	47,942
Amortization of intangible assets	3,309	3,842

Total expenses	526,090	535,058

Operating income	82,546	62,704
Other expense, net:
Loss from equity method investments, net	(132)	(9,368)
Interest expense, net	(12,071)	(9,648)
Other, net	(2,346)	(648)

Total other expense, net	(14,549)	(19,664)

Income from continuing operations before income taxes	67,997	43,040
Income tax expense	(25,842)	(15,434)

Income from continuing operations	42,155	27,606
Loss from discontinued operations, net of tax	(6,556)	(4,431)

Net income	35,599	23,175
Foreign currency translation adjustment(2)	2,854	875

Comprehensive income	$38,453	$24,050

Income from continuing operations attributable to common shares:
Basic	$40,775	$26,860
Diluted	$40,776	$26,879
Basic earnings (loss) per common share:
Continuing operations	$2.23	$1.12
Discontinued operations	(0.36)	(0.18)

Basic earnings per common share	$1.87	$0.94

Diluted earnings (loss) per common share:
Continuing operations	$2.23	$1.09
Discontinued operations	(0.36)	(0.18)

Diluted earnings per common share	$1.87	$0.91

Weighted average common shares used in basic and diluted per share calculations:
Basic	18,269	23,944
Diluted	18,286	24,575
Dividends declared per common share	$0.30	$—

(1)	“Direct operating” excludes depreciation and other of $30.2 million and $31.7 million for the three months ended March 31, 2015 and 2014, respectively.
(2)	Foreign currency translation adjustment had no tax effect for the three months ended March 31, 2015 and 2014, respectively.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$197,934	$242,696
Accounts receivable, net of allowances of $1,128 and $2,223	36,644	48,590
Content library	172,500	180,121
Prepaid expenses and other current assets	42,908	39,837

Total current assets	449,986	511,244
Property and equipment, net	385,548	428,468
Deferred income taxes	2,231	11,378
Goodwill and other intangible assets, net	620,645	623,998
Other long-term assets	7,651	8,231

Total assets	$1,466,061	$1,583,319

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$165,336	$168,633
Accrued payable to retailers	107,082	126,290
Other accrued liabilities	146,921	137,126
Current portion of long-term debt and other long-term liabilities	19,544	20,416
Deferred income taxes	20,926	21,432

Total current liabilities	459,809	473,897
Long-term debt and other long-term liabilities	887,089	973,669
Deferred income taxes	26,432	38,375

Total liabilities	1,373,330	1,485,941
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized;
36,740,097 and 36,600,166 shares issued;
18,498,978 and 18,926,242 shares outstanding;	473,225	473,592
Treasury stock	(1,033,424)	(996,293)
Retained earnings	650,386	620,389
Accumulated other comprehensive income (loss)	2,544	(310)

Total stockholders’ equity	92,731	97,378

Total liabilities and stockholders’ equity	$1,466,061	$1,583,319

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Operating Activities:
Net income	$35,599	$23,175
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	48,543	49,104
Amortization of intangible assets	3,353	3,848
Share-based payments expense	3,903	3,765
Windfall excess tax benefits related to share-based payments	(526)	(1,710)
Deferred income taxes	(2,547)	(9,564)
Restructuring and lease termination costs(2)	1,680	—
Loss from equity method investments, net	132	9,368
Amortization of deferred financing fees and debt discount	693	1,306
Other	(1,198)	(124)
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	11,823	(5,952)
Content library	9,956	19,981
Prepaid expenses and other current assets	(3,106)	46,955
Other assets	168	437
Accounts payable	2,920	(27,390)
Accrued payable to retailers	(18,441)	(15,485)
Other accrued liabilities	13,120	(3,127)

Net cash flows from operating activities(1)	106,072	94,587
Investing Activities:
Purchases of property and equipment	(20,709)	(26,940)
Proceeds from sale of property and equipment	123	831
Cash paid for equity investments	—	(10,500)

Net cash flows used in investing activities(1)	(20,586)	(36,609)
Financing Activities:
Proceeds from new borrowing on Credit Facility	35,000	275,000
Principal payments on Credit Facility	(116,875)	(29,375)
Settlement and conversion of convertible debt	—	(4)
Repurchases of common stock	(40,708)	(421,067)
Dividends paid	(5,602)	—
Principal payments on capital lease obligations and other debt	(3,245)	(3,697)
Windfall excess tax benefits related to share-based payments	526	1,710
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	(3,088)	(1,588)

Net cash flows used in financing activities(1)	(133,992)	(179,021)

	Three Months Ended March 31,
	2015	2014
Effect of exchange rate changes on cash	3,744	1,152

Decrease in cash and cash equivalents	(44,762)	(119,891)
Cash and cash equivalents:
Beginning of period	242,696	371,437

End of period	$197,934	$251,546

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$11,913	$14,013
Cash paid during the period for income taxes, net	$12,991	$23,664
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment financed by capital lease obligations	$720	$3,046
Purchases of property and equipment included in ending accounts payable	$2,025	$7,240

(1)	During the first quarter of 2015, we discontinued our Redbox operations in Canada. The first quarter of 2014 also includes the wind-down process of certain new ventures that were discontinued during 2013. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented.
(2)	The non-cash restructuring and lease termination costs in the first quarter of 2015 of $1.7 million is composed of $6.9 million in impairments of lease related assets partially offset by a $5.2 million benefit resulting from the lease termination.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Changes in the Organizational Structure

During the first quarter of 2015, we added ecoATM, our electronic device recycling business, as a separate reportable segment. Previously, the results of ecoATM along with those of other self-service concepts were included in our New Ventures segment. The combined results of the other self-service concepts, which include product sampling kiosk concept SAMPLEit, are now included in the All Other category in the reconciliation below as they do not meet quantitative thresholds to be reported as a separate segment. All goodwill previously allocated to the New Ventures segment has been allocated to the ecoATM segment.

Comparability of Segment Results

We have recast prior period results for the following:

•	Discontinued operations, consisting of our Redbox operations in Canada which we shut down during the first quarter of 2015; and

•	The addition of our ecoATM segment which we added during the first quarter of 2015.

Our analysis and reconciliation of our segment information to the consolidated financial statements that follows covers our results of operations, which consists of our Redbox, Coinstar and ecoATM segments, Corporate Unallocated expenses and All Other. All Other includes the results of other self-service concepts which we regularly assess to determine whether continued funding or other alternatives are appropriate.

Dollars in thousands
Three Months Ended March 31, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$519,533	$69,330	$19,749	$24	$—	$608,636
Expenses:
Direct operating	342,935	37,263	22,806	1,191	989	405,184
Marketing	4,825	1,178	1,730	320	367	8,420
Research and development	—	—	1,456	(85)	713	2,084
General and administrative	33,735	7,795	1,968	2,507	2,551	48,556
Restructuring and lease termination costs	15,174	550	127	—	—	15,851

Segment operating income (loss)	122,864	22,544	(8,338)	(3,909)	(4,620)	128,541
Less: depreciation, amortization and other	(31,607)	(7,818)	(5,902)	(668)	—	(45,995)

Operating income (loss)	91,257	14,726	(14,240)	(4,577)	(4,620)	82,546
Loss from equity method investments, net	—	—	—	—	(132)	(132)
Interest expense, net	—	—	—	—	(12,071)	(12,071)
Other, net	—	—	—	—	(2,346)	(2,346)

Income (loss) from continuing operations before income taxes	$91,257	$14,726	$(14,240)	$(4,577)	$(19,169)	$67,997

Dollars in thousands
Three Months Ended March 31, 2014	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$513,049	$68,753	$15,946	$14	$—	$597,762
Expenses:
Direct operating	363,601	37,723	15,931	408	1,979	419,642
Marketing	4,460	1,006	668	161	698	6,993
Research and development	8	269	1,784	632	781	3,474
General and administrative	38,701	6,997	2,879	921	3,110	52,608
Restructuring and lease termination costs	534	23	—	—	—	557

Segment operating income (loss)	105,745	22,735	(5,316)	(2,108)	(6,568)	114,488
Less: depreciation, amortization and other	(39,404)	(8,563)	(3,712)	(105)	—	(51,784)

Operating income (loss)	66,341	14,172	(9,028)	(2,213)	(6,568)	62,704
Loss from equity method investments, net	—	—	—	—	(9,368)	(9,368)
Interest expense, net	—	—	—	—	(9,648)	(9,648)
Other, net	—	—	—	—	(648)	(648)

Income (loss) from continuing operations before income taxes	$66,341	$14,172	$(9,028)	$(2,213)	$(26,232)	$43,040

APPENDIX A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) restructuring costs (including severance and early lease termination costs and related impairment of assets) associated with actions to reduce costs in our continuing operations across the Company, ii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and iv) tax benefits related to a net operating loss adjustment (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
Dollars in thousands	2015	2014
Net income from continuing operations	$42,155	$27,606
Depreciation, amortization and other	45,995	51,784
Interest expense, net	12,071	9,648
Income taxes	25,842	15,434
Share-based payments expense(1)	3,941	3,765

Adjusted EBITDA from continuing operations	130,004	108,237
Non-Core Adjustments:
Restructuring costs	15,851	469
Rights to receive cash issued in connection with the acquisition of ecoATM	1,920	3,421
Loss from equity method investments	132	9,368

Core adjusted EBITDA from continuing operations	$147,907	$121,495

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
	2015	2014
Diluted EPS from continuing operations per common share (two-class method)	$2.23	$1.09
Adjustment from participating securities allocation and share differential to treasury stock method(1)	0.05	0.02

Diluted EPS from continuing operations (treasury stock method)	2.28	1.11
Non-Core Adjustments, net of tax:(1)
Restructuring costs	0.52	0.01
Rights to receive cash issued in connection with the acquisition of ecoATM	0.07	0.11
Loss from equity method investments	—	0.23
Tax benefit from net operating loss adjustment	—	(0.04)

Core diluted EPS from continuing operations	$2.87	$1.42

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

A reconciliation of amounts used in core diluted EPS from continuing operations table above is presented in the following table:

	Three Months Ended March 31,
In thousands	2015	2014
Income from continuing operations attributable to common shares	$40,776	$26,879
Add: income from continuing operations allocated to participating securities	1,379	727

Income from continuing operations	$42,155	$27,606

Weighted average diluted common shares	18,286	24,575
Add: diluted common equivalent shares of participating securities	184	200

Weighted average diluted shares	18,470	24,775

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended March 31,
Dollars in thousands	2015	2014
Net cash provided by operating activities	$106,072	$94,587
Purchase of property and equipment	(20,709)	(26,940)

Free cash flow	$85,363	$67,647

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	March 31, 2015	December 31, 2014
Senior unsecured notes(1)	$650,000	$650,000
Term loans(1)	144,375	146,250
Revolving line of credit	80,000	160,000
Capital leases	12,652	15,391

Total principal value of outstanding debt including capital leases	887,027	971,641
Less domestic cash and cash equivalents held in financial institutions	(37,772)	(66,546)

Net debt	849,255	905,095
LTM Core adjusted EBITDA from continuing operations(2)	$523,232	$496,820

Net leverage ratio	1.62	1.82

(1)	The senior unsecured notes on our Consolidated Balance Sheets as of March 31, 2015 and December 31, 2014 included $8.0 million and $8.4 million in associated debt discount, respectively. The Term loan on our Consolidated Balance Sheets as of March 31, 2015 and December 31, 2014 included $0.3 million and $0.3 million in associated debt discount, respectively.
(2)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended March 31, 2015 and December 31, 2014 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the three months ended March 31, 2015	$147,907
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014:
Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 as reported in our Annual Report on Form 10-K for the period ended December 31, 2014(1)	480,497
Add: Core adjusted EBITDA loss from Redbox Canada operations for the twelve months ended December 31, 2014	16,323

Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 as adjusted for discontinued operations	496,820
Less: Core adjusted EBITDA from continuing operations for the three months ended March 31, 2014	(121,495)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended March 31, 2015	$523,232

(1)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2014 is obtained from our Form 10-K for the period ended December 31, 2014, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2014.